Exhibit 99.1

Pradman Kaul, President of Hughes Network Systems, to Retire at Year End

Kaul Leaves an Indelible Imprint on the Satellite Industry, Global Connectivity

Germantown, MD, December 1, 2022—EchoStar Corporation (Nasdaq: SATS) today announced that Pradman Kaul, president of Hughes Network Systems, an EchoStar company, has decided to retire at the end of this year. On January 1, 2023, Paul Gaske will assume the role of Chief Operating Officer, succeeding Mr. Kaul and reporting to Hamid Akhavan, CEO of EchoStar.

Mr. Kaul said: “There is no industry like the satellite sector, combining space and rocketry with down-to-Earth solutions that meet an essential need for connectivity. And there is no team like the Hughes team, so committed to excellence, innovation and changing people’s lives for the better. Having the privilege to be part of both is about as good as it gets for an engineer. With Paul and Hamid at the helm, I know the company will continue to blaze new paths in connecting people, enterprises and things.”

“Pradman has been a visionary, an inspirational leader and an extraordinary steward of engineering excellence,” said Mr. Akhavan. “He leaves a legacy of innovation and collaboration that sets us apart as an employer, a service provider and a partner to customers worldwide.”

Upon his retirement, Mr. Kaul will continue to serve on the Board of Directors of EchoStar and will be appointed its Vice Chairman. He joined the company in 1973 as its tenth employee and has been a force in the satellite industry since then, assuming the role of President of Hughes in 2000. Industry ‘firsts’ commercialized under Mr. Kaul’s leadership include: the first broadband satellite network; the first commercial satellite implementation for a national retailer; the first satellite internet service; and the first multipath satellite-plus-wireless service for consumers.

Mr. Kaul emigrated to the U.S. from India when he was 17 years old. He earned his Bachelor of Science degree in Electrical Engineering from George Washington University and a Master of Science degree in Electrical Engineering from the University of California at Berkeley.

Mr. Kaul’s many accolades include: “Distinguished Engineering Alumnus” of the University of California, Berkeley (1999); the IEEE Third Millennium medal in 2000; induction into the National Academy of Engineering (2004); recognition as a “Distinguished Alumnus” by George Washington University (2005); “Satellite Executive of the Year 2008” by Via Satellite magazine; induction into the Society of Space & Satellite Professionals Hall of Fame (SSPI) in 2009; Arthur C. Clarke Foundation 2012 Innovator Award; Lifetime Achievement Award by COMSYS for visionary leadership and contributions to the satellite industry; induction into the George Washington University Hall of Fame (2014); “Lifetime Achievement” award by Via Satellite magazine (2014); and most recently, the AIAA Award for Aerospace Communications in 2021.

Mr. Kaul holds several patents and is widely published in the areas of technology, engineering and satellite communications.

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Media Contacts

Sharyn Nerenberg	Susan Goodell

Hughes Network Systems, LLC	MWWPR

(301) 428-7124	(443) 695-5500

Sharyn.Nerenberg@hughes.com	sgoodell@mww.com

About Hughes Network Systems

Hughes Network Systems, LLC (HUGHES), an innovator in satellite and multi-transport technologies and networks for 50 years, provides broadband equipment and services; managed services featuring smart, software-defined networking; and end-to-end network operation for millions of consumers, businesses, governments and communities worldwide. The Hughes flagship Internet service, HughesNet®, connects millions of people across the Americas, and the Hughes JUPITER™ System powers Internet access for tens of millions more worldwide. Hughes supplies more than half the global satellite terminal market to leading satellite operators, in-flight service providers, mobile network operators and military customers. A managed network services provider, Hughes supports nearly 500,000 enterprise sites with its HughesON™ portfolio of wired and wireless solutions. Headquartered in Germantown, Maryland, USA, Hughes is owned by EchoStar. To learn more, visit www.hughes.com or follow HughesConnects on Twitter and LinkedIn.

About EchoStar

EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite communication solutions. Headquartered in Englewood, Colo., and conducting business around the globe, EchoStar is a pioneer in secure communications technologies through its Hughes Network Systems and EchoStar Satellite Services business segments. For more information, visit www.echostar.com. Follow @EchoStar on Twitter.

©2022 Hughes Network Systems, LLC, an EchoStar company. Hughes and HughesNet are registered trademarks and JUPITER is a trademark of Hughes Network Systems, LLC.